Exhibit 12
Altria Group, Inc. and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

Three Months Ended March 31, 2013

Earnings before income taxes	$2,147

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(256)
Fixed charges	264
Interest capitalized, net of amortization	5
Earnings available for fixed charges	$2,160
Fixed charges:
Interest incurred (a)	$260
Portion of rent expense deemed to represent interest factor	4
Fixed charges	$264

Ratio of earnings to fixed charges	8.2

(a) Altria Group, Inc. includes interest relating to uncertain tax positions in its provision for income taxes, therefore such amounts are not included in fixed charges in the computation.

					Exhibit 12

Altria Group, Inc. and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Earnings from continuing operations before income taxes	$6,477	$5,582	$5,723	$4,877	$4,789

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(1,229)	(741)	(631)	(601)	(471)
Dividends from less than 50% owned affiliates	404	374	303	254	249
Fixed charges	1,165	1,254	1,152	1,249	529
Interest capitalized, net of amortization	(4)	(2)	26	5	(9)
Earnings available for fixed charges	$6,813	$6,467	$6,573	$5,784	$5,087

Fixed charges:
Interest incurred (a)	$1,148	$1,233	$1,133	$1,230	$489
Portion of rent expense deemed to represent interest factor	17	21	19	19	40
Fixed charges	$1,165	$1,254	$1,152	$1,249	$529

Ratio of earnings to fixed charges	5.8	5.2	5.7	4.6	9.6	(b)

(a) Altria Group, Inc. includes interest relating to uncertain tax positions in its provision for income taxes, therefore such amounts are not included in fixed charges in the computation.

(b) Computation includes interest incurred and the portion of rent expense deemed to represent the interest factor from the discontinued operations of Philip Morris International Inc. in fixed charges. Excluding these amounts from fixed charges, the ratio of earnings to fixed charges from continuing operations would have been 12.5 for the year ended December 31, 2008.